EXHIBIT 99.1

CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)

NOT FOR IMMEDIATE RELEASE

American Realty Capital Properties Added to Nasdaq Financial-100 Index and Russell Global and Russell 3000® Indices

New York, New York, June 17, 2013 – American Realty Capital Properties, Inc. (“ARCP” or the “Company”) (NASDAQ: ARCP) announced today its preliminary inclusion in the Nasdaq Financial-100 Index and the Russell Global Index and the Russell 3000® Index (the “Indices”). The Company’s inclusion in the Nasdaq Financial-100 Index will become effective with trading on Monday, June 24, 2013. According to Russell Investments, ARCP's inclusion into the Indices will become effective on Monday, July 1, 2013. ARCP expects to be added to the small cap Russell 2000® Index, a subset of the Russell 3000® Index.

“Coming off the heels of the MSCI inclusion, ARCP is thrilled to obtain preliminary inclusion into the Nasdaq Financial-100 and Russell indices,” commented Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCP. “ARCP will represent a portion of multiple important market indices, highlighting once again the progress the Company has made in achieving a number of important initiatives we have set forth in 2013.”

The NASDAQ Financial-100 Index includes 100 of the largest financial securities listed on The NASDAQ Stock Market® (NASDAQ®) based on market capitalization.

The Russell Global Index measures the performance of the global equity market based on all investable equity securities and can be segmented into thousands of distinct benchmarks. The broad-market Russell 3000® Index, which is comprised of the top 3,000 U.S. stocks by market capitalization, covers 98% of the U.S. equity investable universe and includes two well-known indices: the large cap Russell 1000® Index and the small cap Russell 2000® Index.

About the Company

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market that qualified as a real estate investment trust for U.S. federal income tax purposes for the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding the Company and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as "anticipate," "believe," "expect" and "intend" indicate a forward-looking statement, although not all forward-looking statements include these words.